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                                                                   Exhibit 10.64

                               AMENDMENT TO LEASE



The Lease by and between Equity Property Associates I (Landlord) and HADCO Corporation (Tenant) dated November 1, 1995, as amended May 1, 1995 for the Lease area in 12A Manor Parkway, Salem, NH, is hereby amended as follows:

         Amendment No. 1 -- Article I, Section 1.5 Term, insert the following;

                  1.5 Term:   Ten (10) years

                  1.5.1 Scheduled Term Commencement Date:  June 1, 1998

         Amendment No. 2 -- Article I, Section 1.6 Annual Fixed Rent, insert the following;

                  1.6 Annual Fixed Rent:  $328,405.00

                            Included Operating Expense Share:  $27,865.00

                            Included Tax Expense Share:  $44,640.00

                  1.6.1 Expense Share Adjustments: The initial Annual Fixed Rent for the Term is based, in part, on the Operating Expense Share and Tax Expense Share. In the event that either the actual Operating Expense Share or actual Tax Expense Share is less than the amounts paid in any year during the term of the Lease (e.g., if real estate taxes applicable to the property decrease below the Tax Expense Share paid), then the difference will be abated to Tenant for that year and the Operating Expense Share or the Tax Expense Share, as the case may be, will be reduced for the next year. The amount of any reduction due Tenant shall be determined at the end of each semi-annual or annual adjustment period, and Landlord shall promptly thereafter either: (i) refund the excess Annual Fixed Rent paid by Tenant for the immediately preceding adjustment period, or (ii) credit to Tenant the excess already paid and apply it to the next installment of Annual Fixed Rent due from Tenant.

                  1.6.2 Annual Base Rent Adjustment: At the end of year five
                  (5), effective June 1, 2003, the Annual Base Rental (Annual Fixed Rent less the Included Operating Expense Share and Tax Expense Share) of $255,900.00 will be adjusted by the rise in the Consumer Price Index (CP-IU), For All Urban Consumers, Boston-Lawrence-Salem, MA-NH. The denominator for the calculation will be the Index figure for May, 1998 and the numerator will be the Index figure for May, 2003. The fraction resulting therefrom will be multiplied by the existing Annual Base Rental to determine the New Annual Base Rental. In no event will the rental amount decrease from the existing Annual Base Rental amount.

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         Amendment No. 3 -- Exhibit C (Original Lease)

                  Delete this Exhibit C in its entirety.

This Amendment is subject to the receipt of $850,000.00 from the Landlord which represents reimbursement for Tenant finish work done at 12A Manor Parkway, Salem, NH. Receipt of which will be given in writing and attached hereto.

All other provisions of the Lease are hereby ratified and confirmed.

In Witness Whereof, the parties have executed this Amendment To Lease this 29th day of May, 1998.

WITNESS:                                 LANDLORD: Equity Property Associates I


/s/ Marie Doherty                        /s/ John W. Merchant
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WITNESS:                                 TENANT: HADCO Corporation


/s/ Marie Doherty                        /s/ Patricia Randall
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